UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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SECURITIES EXCHANGE ACT OF 1934
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Triple-S Management Corporation

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Triple-S Management Corporation has taken an enormous step in its endeavor. The initiative to promote an initial public offering is a historical decision that will allow us to move forward in order to accomplish corporate diversification and development for our shareholders, the Corporation and Puerto Rico.
The conversion to a public company will be beneficial for all. It will be beneficial for Puerto Rico as it will increase the value that the Corporation has for the Island’s economy in the capital markets beyond the borders of Puerto Rico. It will be the first group of insurance companies in Puerto Rico that may commence an initial public offering process.
It will also be beneficial for the Corporation because if it becomes a public company it will strengthen its assets with the increased capital and liquidity. With this, we will propel the services, products and ability to compete efficiently in the insurance industry in Puerto Rico and abroad, for the benefit of our consumers. Also, if a private company becomes a public company there is a possibility that there may be an increase to a corporation’s overall value.
Furthermore, this decision will be beneficial for the shareholders of Triple-S Management. For years they have requested that the Corporation provide them with ways to value their stock and provide them with more flexibility for the transfer of their shares to their successors. This way will allow them to fulfill both matters.
The inability to transfer the shares to the heirs who are not doctors or dentists and the lack of sales of shares for the past 14 years has taken us to the unfortunate reality of a very limited shareholder base. Now this may be different.
Even more convincing is the possibility that a public market for the shares may be created, thus providing shareholders with the possibility to provide them a monetary value for their shares. Also, providing them with the possibility of selling their shares in the open market in accordance to the demand and supply practice.
The shareholders of Triple-S Management now have in their hands the possibility of achieving their claims of a real change for the Corporation. At the shareholders meeting on April 30, 2006, you will have the opportunity to make the change possible and move the Corporation forward to a new level.
We hope that our shareholders consent to the conversion and provide sufficient support to provoke the changes for the 21st Century, changes that will be beneficial for all and that will situate the Corporation at the forefront of the Insurance Industry in Puerto Rico.
Dr. Wilmer Rodríguez-Silva
Chairman of the Board
Triple-S Management Corporation